Exhibit 10.22

PONIARD PHARMACEUTICALS, INC.

AMENDED AND RESTATED

CHANGE OF CONTROL AGREEMENT

(SENIOR EXECUTIVE)

This Amended and Restated Change of Control Agreement (Senior Executive) (this “Agreement”), dated as of March 3, 2008, is entered into by and between PONIARD PHARMACEUTICALS, INC., a Washington corporation (formerly known as NeoRx Corporation and as supplemented by Section 13, the “Company”), and RONALD MARTELL (the “Executive”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to ensure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Section 1 hereof) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive arising from the personal uncertainties and risks created by a pending or threatened Change of Control, to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with reasonable compensation and benefit arrangements upon a Change of Control.

In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

1.             Definitions

1.1           “Change of Control” shall have the definition set forth in Appendix A hereto, which is hereby incorporated by reference.

1.2           “Change of Control Date” shall mean the first date on which a Change of Control occurs.

1.3           “Employment Period” shall mean the two (2) year period commencing on the Change of Control Date and ending on the second anniversary of such date.

1.4           “Original Agreement” shall mean the Change of Control Agreement, dated as of May 7, 2007, between the parties.

1.5           “Severance Agreement” shall mean the Amended and Restated Key Executive Severance Agreement, dated as of the date hereof, between the parties, as it may be amended from time to time, that provides for certain benefits related to termination of the Executive’s employment that are unrelated to a Change of Control.

2.             Term

The initial term of this Agreement (“Initial Term”) shall be for a period of one (1) year from the date this Agreement as first appearing above; provided, however, that this Agreement shall automatically renew for successive additional one (1) year periods (“Renewal Terms”) unless notice of nonrenewal is given by either party to the other at least ninety (90) days prior to the end of the Initial Term or any Renewal Term, and provided further that if a Change in Control occurs during the Term, the Term shall automatically extend for the duration of the Employment Period.  The “Term” of this Agreement shall be the Initial Term plus all Renewal Terms and, if applicable, the duration of the Employment Period.  At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive.

3.             Employment

3.1          Employment Period

During the Employment Period, the Company hereby agrees to continue the Executive in its employ or in the employ of its affiliated companies, and the Executive hereby agrees to remain in the employ of the Company or its affiliated companies, in accordance with the terms and provisions of this Agreement; provided, however, that either the Company or the Executive may terminate the employment relationship subject to the terms of this Agreement.

3.2          Position and Duties

During the Employment Period, the Executive’s position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the ninety (90) day period immediately preceding the Change of Control Date.

3.3          Location

During the Employment Period, the Executive’s services shall be performed at the Company’s offices on the Change of Control Date at which the Executive was employed or any office that is subsequently designated by the Company and is less than thirty (30) miles from such location.

3.4          Employment at Will

The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company or its affiliated companies is “at will” and may be terminated by either the Executive or the Company or its affiliated companies at any time with or without cause.  Moreover, if prior to the Change of Control Date, the Executive’s employment with the Company or its affiliated companies terminates for any reason, then the Executive shall have no further rights under this Agreement; provided, however, that the Company may not avoid liability for any termination payments that would have been required during the Employment Period pursuant to Section 8 hereof by terminating the Executive prior to the Employment Period where such termination is carried out in anticipation of a Change of Control and the principal motivating purpose is to avoid liability for such termination payments.

4.             Attention and Effort

During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will devote all of the Executive’s productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to the Executive hereunder, and will use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  It shall not be a violation of this Agreement for the Executive to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities in accordance with this Agreement.  It is expressly understood and agreed that to the extent any such activities have been conducted by the Executive prior to the Employment Period, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Employment Period shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

5.             Compensation

As long as the Executive remains employed by the Company during the Employment Period, the Company agrees to pay or cause to be paid to the Executive, and the Executive agrees to accept in exchange for the services rendered hereunder by the Executive, the following compensation:

5.1          Salary

The Executive shall receive an annual base salary (the “Annual Base Salary”), at least equal to the annual salary established by the Board or the Compensation Committee of the Board (the “Compensation Committee”) or the Chief Executive Officer for the fiscal year in which the Change of Control Date occurs.  The Annual Base Salary shall be paid in substantially equal installments and at the same intervals as the salaries of other executives of the Company are paid.  The Board or the Compensation Committee or the Chief Executive Officer shall review the Annual Base Salary at least annually and shall determine in good faith and consistent with any generally applicable Company policy any increases for future years.

5.2          Bonus

In addition to the Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual performance bonus (the “Annual Performance Bonus”) in cash at least equal to the average annualized (for any fiscal year consisting of less than twelve (12) full months) bonus paid or payable to the Executive by the Company and its affiliated companies in respect of the Executive’s performance during the three fiscal years (or such shorter period of employment) immediately preceding the fiscal year in which the Change of Control Date occurs.  Each Annual Performance Bonus shall be paid in the fiscal year following the fiscal year for which the Annual Performance Bonus is awarded, but no later than the fifteenth day of the third month of such subsequent fiscal year, unless the Executive shall elect to defer the receipt of the Annual Performance Bonus in accordance with the terms of the Company’s deferred compensation program.

6.             Benefits

6.1          Incentive, Retirement and Welfare Benefit Plans; Vacation

As long as the Executive remains employed by the Company during the Employment Period, the Executive shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be generally made available to other executives of the Company and its affiliated companies from time to time during the Employment Period by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments), including, without limitation, paid vacations; any stock purchase, savings or retirement plan, practice, policy or program; and all welfare benefit plans, practices, policies or programs (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans or programs).

6.2          Expenses

As long as the Executive remains employed by the Company during the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the executives of the Company and its affiliated companies during the Employment Period.  Without limitation on the foregoing, reimbursement shall be made no later than the end of the fourth month of the year following the year in which the expense was incurred.

7.             Termination

During the Employment Period, employment of the Executive may be terminated as follows, but, in any case, the nondisclosure provisions set forth in Section 10 hereof shall survive the termination of this Agreement and the termination of the Executive’s employment with the Company:

7.1          By the Company or the Executive

At any time during the Employment Period, the Company may terminate the employment of the Executive with or without Cause (as defined below), and the Executive may terminate the Executive’s employment for Good Reason (as defined below) or for any reason, upon giving the Notice of Termination (as defined below).

7.2          Automatic Termination

This Agreement and the Executive’s employment during the Employment Period shall terminate automatically upon the death or Total Disability of the Executive.  The term “Total Disability” as used herein shall mean the Executive’s inability (with such accommodation as may be required by law and which places no undue burden on the Company), as determined by a physician selected by the Company and acceptable to the Executive, to perform the duties set forth in Section 3.2 hereof for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, loss of legal capacity or any other cause beyond the Executive’s control, unless the Executive is granted a leave of absence by the Board.  The Executive and the Company hereby acknowledge that the duties specified in Section 3.2 hereof are essential to the Executive’s position and that Executive’s ability to perform those duties is the essence of this Agreement.

7.3          Notice of Termination

Any termination by the Company or by the Executive during the Employment Period shall be communicated by the Notice of Termination to the other party given in accordance with Section 12 hereof.  The term “Notice of Termination” shall mean a written notice that (a) indicates the specific termination provision in this Agreement relied upon and (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

7.4          Date of Termination

During the Employment Period, “Date of Termination” means (a) if the Executive’s employment is terminated by reason of death, at the end of the calendar month in which the Executive’s death occurs, (b) if the Executive’s employment is terminated by reason of Total Disability, immediately upon a determination by the Company of the Executive’s Total Disability, and (c) in all other cases, ten (10) days after the date of personal delivery or mailing of the Notice of Termination.  The Executive’s employment and performance of services will continue during such ten (10) day period; provided, however, that the Company may, upon notice to the Executive and without reducing the Executive’s compensation during such period, excuse the Executive from any or all of the Executive’s duties during such period.

8.             Termination Payments

In the event of termination of the Executive’s employment during the Employment Period, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 8.

8.1          Termination by the Company Other Than for Cause or by the Executive for Good Reason

If during the Employment Period the Company terminates the Executive’s employment other than for Cause or the Executive terminates the Executive’s employment for Good Reason, the Executive shall be entitled to:

(a)           receive payment of the following accrued obligations (the “Accrued Obligations”):

(i)            the Annual Base Salary through the Date of Termination to the extent not theretofore paid;

(ii)           the product of (x) the Annual Performance Bonus payable with respect to the fiscal year in which the Date of Termination occurs and (y) a fraction the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is three hundred sixty-five (365);

(iii)          any compensation previously deferred by the Executive (together with accrued interest or earnings thereon, if any); and

(iv)          any accrued vacation pay that would be payable under the Company’s standard policy, in each case to the extent not theretofore paid;

(b)           for one year after the Date of Termination or until the Executive qualifies for comparable medical and dental insurance benefits from another employer, whichever occurs first, the Company shall pay the Executive’s premiums for health insurance benefit continuation for the Executive and the Executive’s family members, if applicable, which the Company provides to the Executive under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent that the Company would have paid such premiums had the Executive remained employed by the Company (such continued payment is hereinafter referred to as “COBRA Continuation”);

(c)           an amount as severance pay equal to one (1) times the Annual Performance Bonus payable with respect to the fiscal year in which the Date of Termination occurs;

(d)           an amount as severance pay equal to one (1) times the Annual Base Salary for the fiscal year in which the Date of Termination occurs; and

(e)           immediate vesting of all outstanding stock options previously granted to the Executive by the Company.

8.2          Termination for Cause or Other Than for Good Reason

If during the Employment Period the Executive’s employment shall be terminated by the Company for Cause or by the Executive for other than Good Reason, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive (a) the Annual Base Salary through the Date of Termination, (b)  the amount of any compensation previously deferred by the Executive in accordance with the terms of the Company’s deferred compensation program, and (c) any accrued vacation pay that would be payable under the Company’s standard policy, in each case to the extent theretofore unpaid.

8.3          Expiration of Term

In the event the Executive’s employment is not terminated prior to expiration of the Term, this Agreement shall terminate without further obligation on the part of the Company to the Executive, other than the Company’s obligation to pay the Executive the product of (a) the Annual Performance Bonus payable with respect to the fiscal year in which the Term expired and (b) a fraction the numerator of which is the number of days in the current fiscal year through the end of the Term and the denominator of which is three hundred sixty-five (365).  Such payment will be made in the fiscal year following the fiscal year in which the Term expired no later than the fifteenth day of the third month of such subsequent fiscal year.

8.4          Termination Because of Death or Total Disability

If during the Employment Period the Executive’s employment is terminated by reason of the Executive’s death or Total Disability, this Agreement shall terminate automatically without further obligation on the part of the Company to the Executive or the Executive’s legal representatives under this Agreement, other than the Company’s obligation to pay the Executive the Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable in the case of the Executive’s death), and to provide COBRA Continuation.

8.5          Payment Schedule

All payments of Accrued Obligations, or any portion thereof payable pursuant to this Section 8, other than deferred compensation pursuant to Section 8.1(a)(iii), shall be made to the Executive within ten (10) working days of the Date of Termination.  Deferred compensation pursuant to Section 8.1(a)(iii) shall be payable pursuant to the terms of the deferred compensation program.  Any payments payable to the Executive pursuant to

Section 8.1(c) and (d) hereof shall be made to the Executive in a lump sum within ten (10) working days of the Date of Termination.  For purposes of determining the payment schedule, other than for deferred compensation pursuant to Section 8.1(a)(iii), to the extent that the payment schedule in this Section 8.5 would subject payments to the distribution requirements set forth in Section 409A(a)(2) of the Internal Revenue Code of 1986, as amended (“Code”), because the Date of Termination is different than the date that a person would be deemed to have had a separation from service within the meaning of Code Section 409A(a)(2)(i), the Date of Termination shall be treated as the latest date so as to not subject such payments to the distribution requirements set forth in Code Section 409A(a)(2).  Notwithstanding the preceding provisions of this Section 8, if necessary to meet the requirements of subparagraphs (A)(i) and (B)(i) of Code Section 409A(a)(2), the amounts that would normally be paid during the first six months after the Executive’s separation from service within the meaning of Code Section 409A(a)(2) shall not be paid to an Executive who is a specified employee (as defined in Code Section 409A(a)(2)(B)(i) in accordance with the procedures established by the Compensation Committee) until the six-month anniversary of the Executive’s separation from service.

8.6          Cause

For purposes of this Agreement, “Cause” means cause given by the Executive to the Company and shall include, without limitation, the occurrence of one (1) or more of the following events:

(a)           a clear refusal to carry out any material lawful duties of the Executive or any directions of the Board or senior management of the Company, all reasonably consistent with the duties described in Section 3.2 hereof;

(b)           persistent failure to carry out any lawful duties of the Executive described in Section 3.2 hereof or any directions of the Board or senior management reasonably consistent with the duties herein set forth to be performed by the Executive, provided, however, that the Executive has been given reasonable notice and opportunity to correct any such failure;

(c)           violation by the Executive of a state or federal criminal law involving the commission of a crime against the Company or any other criminal act involving moral turpitude;

(d)           current abuse by the Executive of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the Executive; or any incident materially compromising the Executive’s reputation or ability to represent the Company with investors, customers or the public; or

(e)           any other material violation of any provision of this Agreement by the Executive, subject to the notice and opportunity-to-cure requirements of Section 11 hereof.

8.7          Good Reason

For purposes of this Agreement, “Good Reason” means

(a)           the assignment to the Executive of any duties materially inconsistent with the Executive’s position, authority, duties or responsibilities as contemplated by Section 3.2 hereof or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b)           any failure by the Company to comply with any of the provisions of Section 5 or Section 6 hereof, other than an isolated and inadvertent failure not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(c)           the Company’s requiring the Executive to be based at any office or location other than that described in Section 3.3 hereof;

(d)           any failure by the Company to comply with and satisfy Section 13 hereof; provided, however, that the Company’s successor has received at least ten (10) days’ prior written notice from the Company or the Executive of the requirements of Section 13 hereof; or

(e)           any other material violation of any provision of this Agreement by the Company;

provided, however, that the Executive has notified the Company of such assignment, failure, situation or violation within ninety (90) days of its occurrence and there has been compliance with the notice and opportunity-to-cure requirements of Section 11 hereof.

8.8          Excess Parachute Limitation

If any portion of the payments or benefits for the Executive under this Agreement, the Severance Agreement, or any other agreement or benefit plan of the Company (including stock option plan) would be characterized as an “excess parachute payment” to the Executive under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive shall be paid any excise tax that the Executive owes under Section 4999 of the Code as a result of such characterization, such excise tax to be paid to the Executive at least ten (10) days prior to the date that the Executive is obligated to make the excise tax payment.  The determination of whether and to what extent any payments or benefits would be “excess parachute payments” and the date by which any excise tax shall be due, shall be determined in writing by recognized tax counsel selected by the Company and reasonably acceptable to the Executive.  Without limitation on the foregoing, the payments made pursuant to this

Section 8.8 shall be made no later than the end of the year following the year in which the Executive remits such excise tax to the IRS.

8.9          Release

As a condition to receiving the payments and benefits under this Section 8, the Executive shall execute a general release and waiver of all claims against the Company, which release and waiver shall be in a form acceptable to the Company, in its reasonable discretion, and delivered to the Company no later than the fifteenth day of the third month of the fiscal year following the year in which the Date of Termination occurs.

9.             Representations, Warranties and Other Conditions

In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company as follows:

9.1          Health

The Executive is in good health and knows of no physical or mental disability that, with any accommodation that may be required by law and that places no undue burden on the Company, would prevent the Executive from fulfilling the Executive’s obligations hereunder.  The Executive agrees, if the Company requests, to submit to reasonable periodic medical examinations by a physician or physicians designated by, paid for and arranged by the Company.  The Executive agrees that the examination’s medical report shall be provided to the Company.

9.2          No Violation of Other Agreements

The Executive represents that neither the execution nor the performance of this Agreement by the Executive will violate or conflict in any way with any other agreement or obligations by which the Executive may be bound.

10.          Nondisclosure; Return of Materials

10.1        Nondisclosure

Except as required by the Executive’s employment with the Company, the Executive will not, at any time during the term of employment by the Company, or at any time thereafter, directly, indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information without the prior written consent of the Company.  The Executive understands that the Company will be relying on this Agreement in continuing the Executive’s employment, paying the Executive compensation, granting the Executive any promotions or raises, or entrusting the Executive with any information that helps the Company compete with others.

10.2        Return of Materials

All documents, records, notebooks, notes, memoranda, drawings or other documents made or compiled by the Executive at any time, or in the Executive’s possession, including any and all copies thereof, shall be the property of the Company and shall be held by the Executive in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Executive upon termination of employment or at any other time upon request by the Company.

11.          Notice and Cure of Breach

Whenever a breach of this Agreement by either party is relied upon as justification for any action taken by the other party pursuant to any provision of this Agreement, other than clause (a), (b), (c) or (d) of Section 8.6 hereof, before such action is taken, the party asserting the breach of this Agreement shall give the other party at least twenty (20) days’ prior written notice of the existence and the nature of such breach before taking further action hereunder and shall give the party purportedly in breach of this Agreement the opportunity to correct such breach during the twenty (20) day period.

12.          Form of Notice

Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:	Ronald Martell
[Address]

If to the Company:	Poniard Pharmaceuticals, Inc.
300 Elliott Avenue West, Suite 500
Seattle, Washington 98119
Attn: Chief Executive Officer

With a copy to:	Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, Washington 98101-3099
Attn: James R. Lisbakken

Except as set forth in Section 7.4 hereof, if notice is mailed, such notice shall be effective upon mailing.

13.          Assignment

This Agreement is personal to the Executive and shall not be assignable by the Executive.

The Company shall assign to and require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean Poniard Pharmaceuticals, Inc. and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

14.          Waivers

No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof.  The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance.  All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

15.          Amendments in Writing

No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and the Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given.  No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Executive.

16.          Applicable Law

This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

17.          Arbitration; Attorneys’ Fees

Except in connection with enforcing Section 10 hereof, for which legal and equitable remedies may be sought in a court of law, any dispute arising under this Agreement shall be subject to arbitration.  The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”) then in effect, conducted by one arbitrator either mutually agreed upon or selected in accordance with the AAA Rules.  The arbitration shall be conducted in King County, Washington, under the jurisdiction of the Seattle office of the American Arbitration Association.  The arbitrator shall have authority only to interpret and apply the provisions of this Agreement, and shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement.  Any demand for arbitration must be made within sixty (60) days of the event(s) giving rise to the claim that this Agreement has been breached.  The arbitrator’s decision shall be final and binding, and each party agrees to be bound to by the arbitrator’s award, subject only to an appeal therefrom in accordance with the laws of the State of Washington.  Either party may obtain judgment upon the arbitrator’s award in the Superior Court of King, County, Washington.

If it becomes necessary to pursue or defend any legal proceeding, whether in arbitration or court, in order to resolve a dispute arising under this Agreement, the prevailing party in any such proceeding shall be entitled to recover its reasonable costs and attorneys’ fees.  To the extent necessary to prevent Executive from being subject to any additional tax pursuant to Code Section 409A(a)(1)(B), any amounts payable to the Executive pursuant to this paragraph shall be paid in no event later than the year following the year during which such costs and fees were incurred.

18.          Severability

If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

19.          Entire Agreement

This Agreement supersedes and replaces the Original Agreement, and except as described in Section 23 hereof, this Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the

Company and the Executive with respect to such subject matter, are hereby superseded and nullified in their entireties, except that the Proprietary Information and Invention Agreement between the Company and the Executive shall continue in full force and effect to the extent not superseded by Section 10 hereof.

20.          Withholding

The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

21.          409A Interpretation Provision

The Company intends that this Agreement fully comply with the payout and other limitations and restrictions imposed under Code Section 409A if and to the extent such Code Section 409A is otherwise applicable to payments under this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Code Section 409A.  In this connection, the Company and Executive agree that the payout timing provisions and any other terms of this Agreement shall be interpreted and deemed modified, if and to the extent necessary, to comply with the payout and other limitations and restrictions imposed under Code Section 409A if and to the extent such Code Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Code Section 409A.

22.          Counterparts

This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.          Coordination with Severance Agreement

The Severance Agreement that the parties entered into provides for certain forms of severance and benefit payments in the event of termination of the Executive’s employment.  This Agreement is in addition to the Severance Agreement and in no way supersedes or nullifies the Severance Agreement.  Nevertheless, it is possible that termination of employment by the Company or by the Executive may fall within the scope of both agreements.  In such event, payments made to the Executive under Section 8.1 hereof shall be coordinated with payments made to the Executive under Section 5.1 of the Severance Agreement as follows:

(a)           Accrued Obligations under this Agreement shall be paid first, in which case Accrued Obligations need not be paid under the Severance Agreement;

(b)           COBRA Continuation under this Agreement shall be provided first, in which case COBRA Continuation need not be provided under the Severance Agreement; and

(c)           the severance payment required under Section 8.1(d) hereof shall be paid first, in which case only that portion of any severance payment required under Section 5.1(c) of the Severance Agreement that is in excess of the severance payment required under Section 8.1(d) hereof shall be paid in accordance with the provisions of the Severance Agreement.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement effective on the date first set forth above.

PONIARD PHARMACEUTICALS, INC.

By:	/s/ Caroline Loewy
Name: Caroline Loewy
Its: Chief Financial Officer

EXECUTIVE

By:	/s/ Ronald Martell
Name: Ronald Martell

APPENDIX A

For purposes of this Agreement, a “Change of Control” shall mean:

(a)           A “Board Change” that, for purposes of this Agreement, shall have occurred if a majority (excluding vacant seats) of the seats on the Board are occupied by individuals who were neither (i) nominated by a majority of the Incumbent Directors nor (ii) appointed by directors so nominated.  An “Incumbent Director” is a member of the Board who has been either (i) nominated by a majority of the directors of the Company then in office or (ii) appointed by directors so nominated, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in former Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person (as hereinafter defined) other than the Board; or

(b)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of (i) twenty percent (20%) or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), in the case of either (A) or (B) of this clause (i), which acquisition is not approved in advance by a majority of the Incumbent Directors, or (ii) thirty-three percent (33%) or more of either (A) the Outstanding Company Common Stock or (B) the Outstanding Company Voting Securities, in the case of either (A) or (B) of this clause (ii), which acquisition is approved in advance by a majority of the Incumbent Directors; provided, however, that the following acquisitions shall not constitute a Change of Control:  (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (c) of this Appendix A are satisfied; or

(c)           Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their ownership immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were the Incumbent Directors at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d)           Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all the assets of the Company, other than to a corporation with respect to which immediately following such sale or other disposition, (A) more than sixty percent (60%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, thirty-three percent (33%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, thirty-three percent (33%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were approved by a majority of the Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of the Company’s assets.

2